Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

Barry E. Stewart

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Announces the Filing of Form 12b-25 Extending its Time to File its First

Quarter 2005 Form 10-Q

ORLANDO, FLA. – May 16, 2005 – Rotech Healthcare Inc. (Pink Sheets: ROHI.PK) (the “Company”) today announced that it is filing a Form 12b-25 with the Securities and Exchange Commission in order to extend its time to file its Form 10-Q for the quarter ended March 31, 2005. As previously announced, the Company is currently evaluating the accounts receivable, related allowance accounts and the associated methodology it has used since its predecessor’s emergence from bankruptcy in March 2002. The Company has not yet completed this evaluation. The current analysis indicates that there is nothing the Company is reviewing at this time that is expected to have an impact on cash balances. The Company will file its Form 10-Q for the quarter ended March 31, 2005 as soon as practicable after completion of the evaluation described above.

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 475 operating centers, located principally in non-urban markets. The Company’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid, including, without limitation, the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the uncertainties relating to inhalation drug reimbursement; the collectibility of the Company’s accounts receivable; healthcare reform and the effect of changes in federal and state healthcare regulations generally; compliance with various settlement agreements and corporate compliance programs established by the Company; risks related to acquired businesses; the costs and effects of legal proceedings; other factors described in the Company’s filings with the Securities and Exchange Commission; compliance with confidentiality requirements with respect to patient information; and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, beliefs, projections or expectations only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.